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                                                                   EXHIBIT 2.1.9
                                    FORM OF

                             COBALT NETWORKS, INC.

                        2000 EMPLOYEE RETENTION PROGRAM


     This 2000 Employee Retention Program (the "Program") is hereby established
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by Cobalt Networks, Inc., a Delaware corporation ("Parent") effective as of
[____________] 2000.

     1.  Purposes of the Plan.  Parent and the Chili!Soft, Inc. (the "Company")
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consider it essential to the operation of the Company that the Company's existing employees be retained through and after the merger of the Company with Blue Tortilla Acquisition Corp., a wholly owned subsidiary of Parent (the "Transaction"), as contemplated in the Agreement and Plan of Reorganization by and among Parent, Blue Tortilla Acquisition Corp. and the Company dated March 22, 2000 (the "Merger Agreement").

     2.  Eligibility.  An employee of the Company shall be eligible to
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participate in the Program if he or she is listed on the attached Exhibit A (a
"Participant"). Employees designated as Participants in the Program shall be notified in writing by an officer of the Company. Once designated as a Participant in the Program, a Participant shall continue to be a Participant in the Program until such Participant's termination of employment with the Company or, if applicable, receipt of all benefits under the Program to which such Participant is entitled.

     3.  Retention Bonus.  Each Participant who qualifies for a payment pursuant
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to Section 4 of this Program, shall be entitled to receive a cash payment from the Company, less applicable withholdings (the "Retention Bonus"), in the amount
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listed next to the Participant's name on Exhibit A (as attached hereto).

     4.  Payment of Retention Bonus.
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         (a)  General.  The Retention Bonus shall be distributed to Participants
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on the earlier of:

              (i)  a Participant's Involuntary Termination or

              (ii) the six month and 12 month anniversaries of the Effective Time of the Transaction (the "Retention Bonus Payment Dates"), so long as the Participant is an employee of the Company, any of its subsidiaries, Parent or any of its subsidiaries on such date.

         (b)  Vesting.  A Participant shall not be entitled to any portion of
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the Retention Bonus provided under this Program, nor shall such Retention Bonus vest or accrue (either in whole or in part), until the Effective Time of the Transaction (as defined in the Merger Agreement).

         (c)  Involuntary Termination.  If on or after the closing of the
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Transaction a Participant's employment is Involuntarily Terminated (as defined below) by the Company or a successor corporation, the Participant shall be entitled to 100% of the Retention Bonus. If a Participant's employment terminates other than as a result of an Involuntary Termination prior to a
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give Retention Bonus Payment Date, such Participant shall not be entitled to any payments for that Retention Bonus Payment Date or the remaining Retention Bonus Payment Dates under this Program.

         (d) Notwithstanding any other provision of this Program, Parent shall not be obligated to make any payment to a Participant pursuant to this Program to the extent such payment would constitute a "parachute payment" to that Participant within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

     5.  Definitions.
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         (a)  "Cause" means a Participant's employment is terminated for any of
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the following reasons: (i) Participant's willful failure to substantially perform his or her duties and responsibilities to the Company or any subsidiary, parent, affiliate or successor thereto, as appropriate (which failure continues after reasonable notice by the Company of such failure to perform); (ii) Participant's repeated unexplained or unjustified absence from the Company or any subsidiary, parent, affiliate or successor thereto, as appropriate; (iii) Participant's commission of any act of fraud, embezzlement, dishonesty or any other willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or to any subsidiary, parent, affiliate or successor thereto; or (iv) Participant's material breach of any confidentiality agreement with the Company.

         (b)  "Involuntary Termination" means termination of a Participant's
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employment under the following circumstances: (i) termination without Cause (as defined above) by the Company, its subsidiaries, Parent or its subsidiaries;
(ii) Participant's death or permanent and total disability (as determined by the Company); or (iii) voluntary termination by the Participant unless the Participant consents in writing to such change following, (A) the Company or a successor corporation requires Participant to relocate to a facility or location more than fifty (50) miles from the Company's location or the Parent's location at the time of the Transaction or (B) a material reduction in the Participant's then-current base salary, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to the Participant's by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction.

         (c)  "Transaction" shall mean the merger contemplated in the Merger
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Agreement.

     6.  Confidentiality Obligation.  This Program is a special compensation
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program adopted by the Company solely for the benefit of employees of the
Company who are designated as Participants in the Program. Each Participant has an affirmative obligation to maintain the confidentiality of the terms and conditions of his or her participation in the Program, including his or her designation as a Participant in the Program and the amount determined as his or her Retention Bonus, except where disclosure is necessary on a "need to know" basis by Participant's spouse, attorney and tax or financial advisor, or others with a need to know, who, in turn, shall be advised by such Participant that they may not disclose or communicate the

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terms and conditions of the Participant's participation in the Program.
Notwithstanding any other provision of this Plan, a Participant's intentional failure to maintain such confidentiality may disqualify him or her for all or part of his or her Retention Bonus at the discretion of the Board of Directors of the Parent.

     7.  Effective Date of the Plan.  This Program is contingent on the
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consummation of the Transaction, and shall become effective on the Effective
Time of the Transaction (as defined in the Merger Agreement).

     8.  No Guarantee of Employment.  This Plan is intended to provide a
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financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants.

     9.  No Assignment or Transfer by Employee.  None of the rights, benefits,
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obligations or duties under this Program may be assigned or transferred by any
Participant. Any purported assignment or transfer by any such Participant shall be void.

     10. Governing Law.  The rights and obligations of a Participant under this
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Program shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction's conflicts of laws principles.

     11. Withholding of Compensation.  The Company shall deduct and withhold
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from the compensation or other amounts payable to Participants hereunder as a
Retention Bonus, or otherwise in connection with such Participants' employment, any amounts required to be deducted and withheld by Company under the provisions of any applicable Federal, state and local statute, law regulation, ordinance or order.

     12. Amendment of the Plan.  The Company's Board of Directors, in its sole
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discretion, has the right to amend this Program at any time as the Board of
Directors deems in the best interest of the Company; provided, however, that no amendment shall reduce the rights of any Participant under this Program.

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